EXHIBIT 10.4

                          STRATEGIC ALLIANCE AGREEMENT


         THIS AGREEMENT is made as of the 8th day of April, 2004 (the "Effective Date"), by and between ARCHER-DANIELS-MIDLAND COMPANY, a Delaware corporation ("ADM"), and EUGENE SCIENCE INC., a Korean corporation ("EUGENE").

                                   WITNESSETH

         WHEREAS, ADM is engaged in the business of procuring and processing fatty acid distillate ("Distillate") into, among other things, products containing sterols and steryl esters using multiple technologies, and marketing those products worldwide; and

         WHEREAS, EUGENE is engaged in the business of producing and marketing products containing sterols and steryl esters utilizing EUGENE proprietary technology (the "EUGENE Products"); and

         WHEREAS, the parties desire to enter into a strategic alliance involving the procurement of Distillate, the procurement and sale of sterols and the sale and distribution of EUGENE Products, all pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed as follows:

         1.       Term

         (a) The term of this Agreement commence on the Effective Date, and shall continue for an initial term of five (5) years from the date ADM commences offering one or more EUGENE Products for commercial sale unless earlier terminated as hereinafter provided. After the initial term, this Agreement shall be automatically renewed for successive one (1) year periods unless and until terminated as hereinafter provided. The initial term and each of the successive renewal terms, if any, are hereinafter referred to as the "Term".

         (b) Notwithstanding anything to the contrary, either party may terminate this Agreement, without liability, at the end of the initial term or any renewal term by providing the other party with at least ninety (90) days advance written notice prior to the end of such term.

         (c) Upon the happening of any one or more of the following events, in addition to all other rights and remedies available to it, either party shall have the right to cancel and terminate this Agreement immediately by written notice to the other party:

                  (i) The failure of the other party to perform or comply with any one or more of any of the terms or conditions of this Agreement and the failure to cure such failure within thirty (30) days from receiving written notice of such failure;

                  (ii) The insolvency of the other party; or the assignment by the other parry for the benefit of creditors; or the filing of a voluntary or involuntary bankruptcy, judicial liquidation, or reorganization petition by or against the other party; or the appointment of a receiver, liquidator or judicial administrator, or a trustee for either party, of any part or interest of its business; or the failure of either party to vacate, set


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                           aside or have  dismissed  any  insolvency  proceeding
                           under any law governing, or in effect for, the Territory, within sixty (60) days from the date of the commencement of any such proceeding; or the dissolution of the entity of the other party for any cause whatsoever; or the suspension of check/note clearance privilege;

                  (iii) The failure to commence the sales of EUGENE Products to any customers in the Territory within one year after obtaining final regulatory approval to market the EUGENE Products.

         2.       RIGHTS AND OBLIGATIONS UPON TERMINATION

         (a) Neither party shall be liable for compensation or consequential damages of any kind, whether on account of the loss of present or prospective profits, or anticipated sales, expenditures, investments, or commitments made in connection with-this Agreement.

         (b)      The   parties   shall  abide  by  and  uphold  any  rights  or
obligations accrued or existing on the date of such termination.

         (c) For a period of six (6) months after the expiration or earlier termination of this Agreement, ADM shall have the right to sell its inventories of EUGENE Products through its regular channels of distribution and upon terms consistent with those offered before expiration or termination.

         3. PROCUREMENT OF DISTILLATE Subject to the terms and conditions set forth in this Agreement, ADM shall and hereby does appoint EUGENE as its exclusive agent to purchase Distillate from vegetable oil refining in. Korea. As needed in ADM's discretion. ADM shall inform EUGENE of the price, specifications, terms and conditions upon which ADM is willing to purchase Distillate. EUGENE shall use commercially reasonable efforts and diligence to purchase Distillate at or below the price requested by ADM, conforming with the specifications, terms and conditions requested by ADM. To the extent EUGENE is able to source such Distillate, EUGENE shall procure such Distillate for EUGENE's account. EUGENE shall then sell such Distillate to ADM at the price requested by ADM, conforming with the specifications, terms and conditions requested by ADM. To the extent EUGENE is able to procure the Distillate at a price lower than requested by ADM, EUGENE shall retain such margin for its account. In addition, the parties may mutually agree upon a commission payable from ADM. to EUGENE for procuring Distillate pursuant to this section ADM will remit payment to EUGENE by wire transfer of irrevocable funds within one (1) business day of receiving the faxed documents outlined in ADM's request, which will include, but is not necessarily limited to, bill of lading, invoice, kosher certificate and wash certificates. ADM shall reserve for EUGENE the equivalent-quantity of sterols (finished product basis) in the Distillate that EUGENE procured for ADM for sale to EUGENE pursuant to Section 4 below.

         4. STEROL SUPPLY For EUGENE Products sold in North America and Europe, EUGENE shall purchase all of its requirements for sterols from ADM, The contract with respect to any such sale shall consist of this Agreement, plus EUGENE'S purchase order, and ADM'S sales confirmation and/or invoice; however, any provisions in EUGENE'S purchase order or ADM'S sales confirmation and/or invoice that are inconsistent with the provisions of this Agreement shall be of no force or effect. The terms and conditions shall include those set forth below:

         (a) PRICE The price for sterols sold hereunder shall be ADM's weighted average resale price of sterols and sterol steryl esters (on a pure sterol basis deducting processing costs of intersterification) for food applications and pharmaceutical applications (the "ADM's Weighted Average Sterol Price"). The price shall be set at the commencement of the Term using ADM's Weighted Average


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Sterol  Price  for the  immediately  preceding  six-month  period,  and shall be adjusted each six months based upon ADM's Weighted Average Sterol Price for the immediately preceding six month period.

         (b) LIMITATIONS The sterols sold hereunder are for EUGENE's internal use for the production of EUGENE Products, and are not for resale. To the extent EUGENE requires sterols for resale to third parties in Korea, Eugene would purchase all of its requirements from ADM upon the terms and conditions set forth herein, except for the price, which is to be mutually agreed.

         (c) RELEASE To the extent EUGENE requires quantities of sterols hereunder in excess of the amounts reserved for EUGENE pursuant to Section 3 above, and ADM is unable to supply such quantities, EUGENE may purchase such sterols from a third party.

         (d)      DELIVERY   The   product   shall  be  sold  CIF   Busan.   All
interpretation of the delivery terms shall be in accordance with the Incoterms, latest edition.

         (e) PAYMENT ADM shall invoice EUGENE for sterols purchased, and EUGENE shall make payment within 45 days of shipment.

         (f) ORDERS EUGENE shall place all orders in writing for sterols at least 30 days prior to the date of shipment. Orders shall set out the quantity of product desired, any special instructions and the requested date product should be available. EUGENE shall order sterols in approximately equal amounts each month during the Term.

         (g) WEIGHTS ADM's weights shall govern settlement; provided, however, if any substantial discrepancy with EUGENE's weights exists, the parties shall attempt in good faith to resolve the same.

         (h) WARRANTIES; INDEMNIFICATION ADM warrants that the sterols shall conform to the specifications set forth in Schedule A, attached hereto. EXCEPT AS SET FORTH IN THIS PARAGRAPH, SELLER MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED. THE IMPLIED WARRANTIES OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE HEREBY DISCLAIMED. IN NO EVENT WHATSOEVER SHALL EITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES UNDER ANY TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SAID PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

         5. DISTRIBUTION OF EUGENE PRODUCTS Subject to the terms and conditions set forth in this Agreement, EUGENE shall and hereby does appoint ADM as the exclusive distributor of the EUGENE Products for shipment and sale to customers in North America and Europe (the "Territory"). ADM shall and hereby does accept such appointment. The terms of such appointment are as follows:

         (a) PRE-COMMERCIALIZATION ADM shall use commercially reasonable efforts and diligence to proceed with the regulatory approval, promotion, marketing and sale of the EUGENE Products in the Territory. As part of such efforts, ADM shall pursue regulatory approval and conduct a review of intellectual property rights in the Territory. These expenses ADM incurs and other expenses ADM incurs related to preparing for the commercial sale of the EUGENE Products in the Territory, and that are pre-approved by EUGENE, such approval not to be unreasonably withheld, shall be defined as "Pre-Commercialization Expenses." As further set forth below, EUGENE shall reimburse ADM for one-half of the Pre-Commercialization Expenses. In the event, ADM has not been reimbursed for one-half of the Pre-


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Commercialization  Expense  pursuant to the method set forth below,  then EUGENE shall promptly remit such unpaid amounts, including accrued interest, to ADM unless the parties mutually agree to extend the period of repayment.

         (b) PURCHASE OF PRODUCTS From time to time during the Term, ADM may place purchase orders with EUGENE for the purchase of the EUGENE Products, and to the extent EUGENE has EUGENE Products available or capacity to produce. EUGENE Products available, EUGENE shall accept such purchase orders. EUGENE shall produce the EUGENE Products at its production facility in Korea. The contract with respect to any such sale shall consist of this Agreement, plus ADM'S purchase order, and EUGENE'S sales confirmation and/or invoice; however, any provisions in ADM'S purchase order or EUGENE'S sales confirmation and/or invoice that are inconsistent with the provisions of this Agreement shall be of no force or effect. The terms and conditions of such purchase and sale shall include those set forth below:

                  (i) Price The price for EUGENE Products sold hereunder shall be (y) 115% of EUGENE's cost of manufacture calculated in accordance with Generally Accepted Accounting Principles, as have been consistently applied by EUGENE (the 'Transfer Price"), plus (z) 50% of ADM's net margin from the resale of EUGENE Products less an amount described below for EUGENE's one-half share of the Pre-Commercialization Expenses (the "Bonus Price"). For purposes of this paragraph, EUGENE's cost of manufacture shall only include actual costs incurred by EUGENE for raw materials, labor, depreciation of production facility, utilities and overhead necessary for the production. For purposes of this paragraph, ADM's net margin shall be calculated by subtracting from ADM's gross margin any expenses, including rebates, returns, commissions and license fees payable to any third parties, but not including any Pre-Commercialization Expenses. For purposes of this paragraph, ADM's gross margin shall equal the sales received from ADM's sale of EUGENE Products less the Transfer Price, less freight, taxes and duties. The amount to be deducted for EUGENE'S one-half share of the Pre-Commercialization Expenses shall be calculated by amortizing-one-half of the Pre-Commercialization Expenses over a period of three
                           (3) years, accruing interest per annum at an interest rate equal to the Prime Rate, as published in THE WALL STREET JOURNAL, plus 3%, such rate to be adjusted semi-annually.

                  (ii) DELIVERY The product shall be sold CIF US port or European port to be mutually agreed. All interpretation of the delivery terms shall be in accordance with the Incoterms, latest edition.

                  (iii) PAYMENT EUGENE shall invoice ADM for the EUGENE Products purchased, and ADM shall make payment within 45 days of shipment.

                  (iv) ORDERS ADM shall place all orders in writing for sterols at least 60 days prior to the date of shipment. Orders shall set out the quantity of product desired, any special instructions and the requested date product should be available.

                  (v) WEIGHTS EUGENE'S weights shall govern settlement; provided, however, if any substantial discrepancy with ADM's weights exists, the parties shall attempt in good faith to resolve the same.

                  (vi) WARRANTIES; INDEMNIFICATION EUGENE warrants that the EUGENE Products shall conform to the specifications set forth in Schedule B, attached hereto. EXCEPT AS SET FORTH IN THIS PARAGRAPH, SELLER MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED. THE IMPLIED WARRANTIES OF MERCHANTABILITY


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                           IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR  PURPOSE
                           AND NON-INFRINGEMENT ARE HEREBY DISCLAIMED. IN NO EVENT WHATSOEVER SHALL EITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTALDAMAGES UNDER ANY TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SAID PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

         (c) TRADEMARKS ADM may, but shall have no obligation, to, use the tradenames, trademarks or get-up of EUGENE in connection with the sale of the EUGENE Products.

         6. LICENSE TO EUGENE TECHNOLOGY In the event EUGENE is unable to supply the volume of EUGENE Products required by ADM for distribution in the Territory from its facility in Korea, upon request by ADM. EUGENE shall be deemed to have granted to ADM a license on the terms and conditions set forth below:

         (a) LICENSE GRANT For the Term, and subject to the terms and conditions hereof, EUGENE hereby grants to ADM (i) a sole and exclusive right and license, with the right to assign and sublicense, to the EUGENE Technology and Licensed Patents to manufacture, have manufactured on its behalf, import, use, sell and offer to sell EUGENE Products in the Territory. EUGENE shall not grant other licenses under the EUGENE Technology or the Licensed Patents in the Territory. Further, EUGENE does not retain any rights under the EUGENE Technology and the Licensed Patents to manufacture, have manufactured, use, sell, offer for sale or import Eugene Products in the Territory.

         (b)      TECHNOLOgY  TRANSFER  EUGENE  shall  furnish  to ADM copies of

EUGENE'S plans, drawings, schematics, manuals and other drawings related to the manufacture of EUGENE Products utilizing the EUGENE Technology and Licensed Patents. EUGENE shall further provide support and assistance to ADM as may be reasonably requested to transfer the EUGENE Technology to ADM for purposes of the license granted above.

         (c) RUNNING ROYALTIES In consideration of the rights and licenses granted to ADM by EUGENE under the License, ADM shall pay EUGENE a running royalty ("Running Royalty") in United States dollars for each calendar quarter equal to a percentage of Net Sales between 8% and 12%, the exact percentage to be based upon the net sales price in a manner to be mutually agreed by the parties. Running Royalties shall be paid by ADM to EUGENE within forty-five (45) days after the close of the calendar quarter.

         (d) ENFORCEMENT ADM if it so desires, shall have the right to institute and prosecute any infringement action for the infringement of the EUGENE Technology and/or Licensed Patents against any third party at ADM's own expense. In such event, and, in the event that such suit results in a favorable determination for ADM, ADM shall be entitled to keep any and all monies received from such third party infringer for infringement of the EUGENE Technology and/or Licensed Patents regardless of whether such monies are obtained by way of judgment or by way of settlement. In any such infringement action brought by ADM, EUGENE shall at ADM's request and subject to reimbursement by ADM for EUGENE's reasonable out-of-pocket expense and management costs, cooperate with ADM in all respects, and make available to ADM all relevant information and witnesses who are employees or within the control of EUGENE or its affiliates. EUGENE shall join to the extent necessary in any infringement action instituted by ADM.

         (e) MAINTENANCE EUGENE may, at its expense, make such payments, filings, and declarations in the relevant patent office necessary to keep the Licensed Patents in effect. However, EUGENE shall not be required to do so. If EUGENE determines, as it is entitled to do, that it does not


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wish to maintain  one' or more of the Licensed  Patents,  EUGENE  shall  provide
'prompt written notice to ADM of the same so that ADM may take the necessary action to keep such patents in effect. In that event, EUGENE shall, at ADM's request, cooperate with ADM in all respects, and make available to ADM all relevant information and individuals who are employees or within the control of EUGENE or its affiliates necessary to keep such patents in full force and effect. Any costs incurred by .ADM to keep the Licensed Patents in effect shall be a credit towards any future payments due pursuant to this Agreement.

         (f) LIMITED WARRANTY EUGENE represents and warrants that (a) EUGENE possesses the full legal right, authority and power to enter into this Agreement and to grant the licenses to ADM set forth herein; (b) EUGENE is not aware of any existing or threatened litigation concerning the Licensed Patents or the EUGENE Technology; (c) EUGENE's rights in the Licensed Patents are genuine and valid; (d) EUGENE has not granted any licenses to the Licensed Patents or the EUGENE Technology in the Territory; (e) the Licensed Patents are all of EUGENE's patents and patent applications relating to EUGENE's sterol and steryl ester based products: (f)the information provided by EUGENE to describe the EUGENE Technology shall be, in all material respects, an accurate description of the information EUGENE possesses concerning the development and manufacture of the EUGENE Products; (g) EUGENE has included in the definition of Licensed Patents all of its patents and patent applications which would be infringed by ADM's manufacturing, having manufactured, using, selling or offering to sell the EUGENE Products in the Territory; provided that if any such patent application was not included in the definition of Licensed Patents, such definition shall be construed as if such patent or patent application had been so included; (h) EUGENE has no actual knowledge of any material safety concerns with respect to the EUGENE Products. EUGENE DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE EUGENE TECHNOLOGY.

         (g) DEFINITIONS The following terms shall have the meanings set forth below:

                  (i) "EUGENE Improvements" shall mean all Intellectual Property invented, conceived, made, developed, discovered or created by or on behalf of EUGENE during the Term relating to, or necessary or appropriate for the commercialization of, the EUGENE Products.

                  (ii) "EUGENE Technology" shall mean all inventions, innovations, improvements, discoveries, works, designs or technical developments conceived, reduced to practice, discovered or developed by or on behalf of EUGENE and relating to, or necessary or appropriate for the commercialization of the EUGENE Products, confidential information (including trade Secrets), copyright, methods, processes, techniques, concepts, ideas, information, data, materials, know-how, industrial design or any other property right or any applications therefore, and including all information and tangible items of a scientific, technical or business nature in any form or medium and all information or records relating thereto, in any and all relevant jurisdictions, and expressly including the Licensed Patents and the EUGENE Improvements.

                  (iii) "Intellectual Property" shall mean all forms of intellectual property existing on or after the date of this Agreement under the laws of any state or country including, but not limited to, patentable inventions, patentable designs, patentable plants, copyrightable works, mask works, novel plant varieties, trademarks, service marks, trade secrets, and trade dress.

                  (iv) "Licensed Patents" shall mean the following patents and patent applications, and any foreign counterparts, reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions of the foregoing as well as any improvements or patent applications related . thereto: See Schedule C, attached hereto and incorporated herein by reference.


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


                  (v) "Licensed Products" shall mean any EUGENE Product or pan thereof the manufacture, use, sale, offer for sale, or importation of which is covered by one or "more Valid Claims of the issued, unexpired Licensed Patents.

                  (vi) "Net Sales" shall mean ADM's invoiced sales price billed for Licensed Products, and received, less (a) credits, allowances, discounts and rebates to, and charge backs from the account of, such, customers for spoiled, damaged, out-dated, rejected or returned product; (b) (to the extent included in the invoiced sales price) actual freight and insurance costs incurred in transporting such product in final form to such customers and any brokerage fees associated therewith; (c) any license fees or royalties payable to third parties arising from the sale-of EUGENE Products; (d) cash, quantity and promotional discounts; and (e) sale, use, valued-added and other taxes, duties, custom charges or governmental charges incurred in connection with the exportation or importation of such products in final form.

                  (vii) "Valid Claim" shall mean a claim contained in the Licensed Patents which has issued, has not expired, has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

         7. AUTHORITY Nothing herein authorizes either party to act as an agent for the other party, or to assume or create any obligation on their behalf or to constitute a relationship of agency, partnership or joint venture between EUGENE and ADM. The parties agree that in all matters relating to this Agreement each shall be acting as an independent contractor. Each party shall make all of its own credit arrangements with its supplier and customers, and neither party assumes any responsibility for credit extended by the other party.

         8. REPRESENTATIONS AND WARRANTIES Each party represents and warrants to the other party as follows;

         (a) The party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power to own, lease or operate its assets, properties and businesses and to enter into this Agreement.

         (b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby:

                  (1)      Have been duly authorized and approved by the party;

                  (2) Do not conflict with any provision of the articles of incorporation, or other organizational documents of the party;

                  (3) Do not violate any law, regulation, order of judgment or decree by which the party is subject; and

                  (4) Do not conflict with or result in a breach of any agreement, contract, or commitment to which the party is subject.

         (c) There are no material actions or proceedings pending, or to the knowledge of the party, threatened, at law or in equity, before any court or before or by any governmental agency, or by any


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


private   person  or  entity   which  would  (i)   challenge   the  validity  or
enforceability of this Agreement,  and the transactions  contemplated hereby, or
(ii) interfere with the performance by the party of its obligations hereunder.

         9.       INSURANCE

         a. Without in any way limiting ADM's obligations, indemnities, or liabilities hereunder, ADM shall maintain at all times, at its expense, minimum insurance as follows: Comprehensive General Liability Insurance including but not limited to products and contractual liability (for ADM's obligations hereunder to defend and/or indemnify EUGENE) with a limit of five million dollars ($5,000,000) per each occurrence for bodily/personal injury and property damage combined or a combination of such coverage and Umbrella Excess Liability Coverage acceptable to EUGENE. ADM shall furnish evidence of such insurance satisfactory to EUGENE upon request.

         b. Without in any way limiting EUGENE'S obligations, indemnities, or liabilities hereunder, EUGENE shall maintain at all times, at its expense, minimum insurance as follows: Comprehensive General Liability Insurance including but not limited to products and contractual liability (for EUGENE'S obligations hereunder to defend and/or indemnify ADM) with a limit of five million dollars ($5,000,000) per each occurrence for bodily/personal injury and property damage combined or a combination of such coverage and Umbrella Excess Liability Coverage acceptable to ADM EUGENE shall furnish evidence of such insurance satisfactory to ADM upon request.

         10.      INDEMNITY

         a. Notwithstanding the availability and policy limits of any insurance, EUGENE shall defend, indemnify and hold ADM, its subsidiaries, divisions and affiliates and their respective officers, directors, agents and employees, harmless from and against any and all losses, claims, liabilities, damages (including but not limited to special, incidental and consequential damages and damages relating to lost profits or loss of market share, whether arising in contract, tort or otherwise) and legal actions, including reasonable attorneys' fees and court costs, resulting from, arising out of, or relating to any breach, negligence or willful misconduct by EUGENE, its affiliates or agents, except to the extent the claims or legal actions are the result of ADM's own breach, negligence or willful misconduct. This provision shall survive the termination, completion or expiration of this Agreement.

         b. Notwithstanding the availability and policy limits of any insurance, ADM shall defend, indemnify and hold EUGENE, its subsidiaries, divisions and affiliates and their respective officers, directors, agents and employees, harmless from and against any and all losses, claims, liabilities, damages (including but not limited to special, incidental and consequential damages and damages relating to lost profits or loss of market share, whether arising in contract, tort or otherwise) and legal actions, including reasonable attorneys' fees and court costs, resulting from, arising out of, or relating to any breach, negligence or willful misconduct by ADM, its affiliates or agents, except to the extent the claims or legal actions are the result of EUGENE's own breach, negligence or willful misconduct. This provision shall survive termination, completion or expiration of this Agreement.

         11. CONFIDENTIALITY Each party agrees (the "Receiving Party') on behalf of its officers, directors, employees, agents and representatives not to disclose to any third party or appropriate for its own use any confidential information disclosed by the other party (the "Disclosing Party'). Confidential information consist of the terms and conditions of this Agreement, pricing, all nonpublic sales and financial data, sales forecasts, specifications, models, samples, marketing information, all rights, title and interest in copyrights, trade secrets, trademarks, service marks and other intellectual property owned by the Disclosing Party, and all non-public information regarding the business affairs and operations of the

Disclosing Party disclosed by the Disclosing Party to the Receiving Party during the course and related to this Agreement. Confidential information shall not include information which: (i) becomes generally available to the public other than as a result of disclosure by the Receiving Party, (ii) Receiving Party can establish by competent proof was disclosed to Receiving Party from a third party having a right to make such disclosure prior to its disclosure to Receiving Party by Disclosing Party, (iii) becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party having a right to disclose such information to Receiving Party; or (iv) is independently developed by Receiving Party. The obligations imposed by this provision shall survive for a period of five (5) years from the date of disclosure.

         12. ASSIGNMENT This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.

         13. FORCE MAJEURE Neither party shall be held responsible for failure or delay in performing if such failure or delay is due to an act of God. war, fire, strike, differences with workmen, accident, equipment breakdown, governmental acts or requirements, shortages of labor, materials, containers of transportation equipment, delays in transportation, or other causes, either similar or dissimilar to the foregoing, beyond the party's control.

         14. SEVERABILITY The parties hereby agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any controlling law the validity of the remaining portions or provisions shall not be affected thereby, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid.

         15. ARBITRATION Any controversy, dispute or claim arising out of, or relating to, this Agreement or any breach thereof, shall be resolved by arbitration, to be held in Los Angeles, California, in accordance with the rules established by the American Arbitration Association. The arbitration shall be conducted in the English language. Judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court having jurisdiction thereof. Ail-costs of the arbitration shall be divided equally between the parties, provided each party shall bear its own legal fees and expenses.

         16. GOVERNING LAW This Agreement shall be deemed made in Decatur, Illinois, and the validity and interpretation thereof shall be governed by the laws of the State of Illinois without regard to its conflict of law principles:
The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

         17. DISPUTES In the event EUGENE disputes ADM's calculation of ADM's Weighted Average Sterol Price pursuant to Section 4, or ADM disputes EUGENE's calculation of Eugene's costs of manufacture pursuant to Section 5, either party may request an audit by a mutually agreeable internationally recognized independent public accounting FIRM. The results of any such audit shall be final and binding upon the parties. The party requesting the audit shall pay for the cost of the audit, except in the event where the audit reveals an error in the requesting party's favor in an amount greater than 5%, in which case the other party shall pay for the costs of the audit.

         18. NOTICES Any notice given or required to be given hereunder shall be deemed to have been effectively given when written in English and delivered personally or sent by certified mail, return receipt requested, with postage prepaid, to the addresses set forth below and/or to such other (or additional) address(es) requested by a notice given in accordance with this section:

         If to EUGENE:                         If to ADM:

         Eugene Science, Inc.                  ADM Natural Health & Nutrition
         16-7, Sanjung-Dong, Ojung-Gu          4666 Faries Parkway
         Bucheon, Kyunggi-Do                   Decatur, Illinois 62526
         Korea                                 USA
         Attn: President                       Attn: President

Copy to:

         Eugene Science, Inc.                  Archer-Daniels-Midland Company
         16-7, Sanjung-Dong, Ojung-Gu          4666 Faries Parkway
         Bucheon, Kyunggi-Do                   Decatur, Illinois 62526
         Korea                                 USA
         Attn: President                       Attn: President


Nothing contained herein shall justify or excuse failure to give oral notice or notice by facsimile for the purpose of informing the other party thereof when prompt notification is appropriate, but such oral notice or notice by facsimile shall not satisfy the requirement of written notice.

         19. ENTIRE AGREEMENT This Agreement contains the entire agreement between the parties and the undersigned are not relying upon any representations or agreements other than contained herein. Any additions, modifications or amendments to the Agreement shall not be binding unless made in writing and signed by the parties, This Agreement supersedes all previous agreements, written or oral, which have existed or now exist between the parties.

         20. WAIVER Neither party's failure to insist on full performance of any term or condition of this Agreement or a waiver of any breach hereunder shall not be considered a waiver of that term or condition in the future or any other terms, conditions or rights under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first above written.

                               ARCHER-DANIEL-MIDLAND COMPANY


                               By:      /s/ S. Fish
                                   ---------------------------------------------

                               Title:   PRESIDENT - NATURAL HEALTH & NUTRITION



                               EUGENE SCIENCE, INC.


                               By:      /s/ Seung Kwon Noh
                                   ---------------------------------------------

                               Title:   President and CEO
                                      ------------------------------------------

                                   Schedule A


                             CardioAid Phytosterols
                             ADM product code 040095
                              Technical Data Sheet

DESCRIPTION:
CardioAid Phytosterols is an off-white powder having a. slight odor and taste.

CardioAid Phytosterols is derived from vegetable oils. Structurally similar to cholesterol, phytosterols have been found, in studies, to reduce the absorption of dietary cholesterol which can impact serum cholesterol levels. [J. of Nutr., 107:1139-1146 (1977); Can. J. Physiol. Pharmacol., 75:217-227(1997)]. CardioAid
Phytosterols is GRAS (Generally Recognized As Safe) for use in vegetable oil spread, dressings for salad, health drinks, health bars, and yogurt-type products and can also be used in nutritional supplements. The FDA has allowed the following claim, for products containing CardioAid Phytosterols: "FOODS CONTAINING AT LEAST 0.4 GRAM PER SERVING OF PLANT STEROLS, EATEN TWICE A DAY WITH MEALS FOR A DAILY TOTAL INTAKE OF AT LEAST 0.8 GRAM, AS PART OF A DIET LOW IN SATURATED FAT AND CHOLESTEROL, MAY REDUCE THE RISK OF HEART DISEASE. A SERVING OF [NAME OF THE FOOD] SUPPLIES GRAM(S) OF PLANT STEROI."

CardioAid Phytosterols can be formulated into cosmetics such as skin creams, lipsticks, soap and hair care products.

                    Typical Chemical and Physical Properties

             Appearance:                     Fine powder
             Odor                            Slight
             Total Phytosterols              95% minimum
             Beta-sitosterol                 80% maximum
             Beta-sitostanol                 15% maximum
             Campesterol                     40% maximum
             Campestanol                     5% maximum
             Stigmasterol                    30% maximum
             Brassicasterol,                 3% maximum
             Other sterols and Stanols       3% maximum
             Tocopherols                     0-15 mg/g
             Melting Point                   135(degree)C - 145(degree)C
             Heavy Metals                    10 ppm maximum
             Solubility in Water             Insoluble

STORAGE AND SHELF-LIFE
CardioAid   Phytosterols   should  be  stored  in  closed  packaging  under  dry
conditions.


PACKAGING AND PRODUCT CODES
25 kg drum                     (ADM Code 040095-5P)
500 kg tote                    (ADM Code 040095-5T)

PS-006-G4Q317
THE INFORMATION CONTAINED HEREIN IS CORRECT TO THE BEST OF OUR KNOWLEDGE. THE RECOMMENDATIONS OR SUGGESTIONS CONTAINED IN THIS DATA SHEET ARE MADE WITHOUT GUARANTEE OR REPRESENTATION AS TO RESULTS. WE SUGGEST THAT YOU EVALUATE THESE RECOMMENDATIONS AND SUGGESTIONS IN YOUR OWN LABORATORY PRIOR TO USE. OUR RESPONSIBILITY FOR CLAIMS ARISING FROM BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE IS LIMITED TO THE PURCHASE PRICE OF THE MATERIAL. FREEDOM TO USE ANY PATENT OWNED BY ADM OR OTHERS IS NOT to BE INFERRED FROM ANY STATEMENT CONTAINED HEREIN.

                                   Schedule B


                  SPECIFICATION OF THE EUGENE PRODUCTS (EUCHOL)

DESCRIPTION:

         EuChol is a phytosterol-based food ingredient developed by Eugene Science, Inc. EuCho is consisted of phytosterols and emulsifier.


TYPICAL CHEMICAL AND PHYSICAL PROPERTIES

         Appearance                          Fine Powder

         Total Phyosterols                   47.0% minimum

         Loss on Drying                      1.0% maximum

         Residue of ignition                 1.0% maximum

         Heavy metals                        10 ppm maximum

         Arsenic                             4 ppm maximum

STORAGE AND SHELF-LIFE

         EuChol should be stored in closed packaging under dry conditions.

PACKAGING

         10 Kg Bag

         16-7, Samjung-dong, Ojung-gu, Bucheon, Kyunggi-do 421-150 Korea
                   Phone: +82-2-338-9454, Fax: +82-2-338-6096


                                 [PATENT LIST]

PCT
------------------------------------------------------------ --------------------- ---------------------- ---------------------
                           Title                               Application No.         Raid-open No.            Priority
                                                                     Date                  Date                   Date
------------------------------------------------------------ --------------------- ---------------------- ---------------------
Method for dispersing plant sterol for beverage and a
plant sterol-dispersed beverage, of which particle size is      PCT/KR01/01640          WO 02/28204           KR2000-57652
nanometer-scale in dispersed beverage                             2002-04-11            2002-04-11             200-09-30
------------------------------------------------------------ --------------------- ---------------------- ---------------------
Plant sterol-containing foods, and method for preparing         PCT/KR02/00472         WO 03/077679
the same                                                          2002-03-20            2003-09-25
------------------------------------------------------------ --------------------- ---------------------- ---------------------
Mixing powder of plant sterol and amulsifier, and method        PCT/KR02/00473         WO 03/077680
for preparing the same                                            2002-03-20            2003-09-25
------------------------------------------------------------ --------------------- ---------------------- ---------------------
Chewing gum composition containing plant sterol for
decrease of blood cholesterol levels and prevention of          PC/KR03/00211          WO 03/063605          KR2002-005948
periodontal disease                                               2003-01-29            2003-08-07             2002-02-01
------------------------------------------------------------ --------------------- ---------------------- ---------------------


Japan
------------------------------------------------------------ --------------------- ---------------------- ---------------------
                           Title                               Application No.         Raid-open No.            Priority
                                                                     Date                  Date                   Date
------------------------------------------------------------ --------------------- ---------------------- ---------------------
Method for dispersing plant sterol for beverage and a
plant sterol-dispersed beverage, of which particle size is       2002-531841                                  KR2000-57652
nanometer-scale in dispersed beverage                                                                          2000-09-30
------------------------------------------------------------ --------------------- ---------------------- ---------------------


PCT
------------------------------------------------------------  ------------------------------ ---------------------
                           Title                                    Designated States               Field

------------------------------------------------------------  ------------------------------ ---------------------
Method for dispersing plant sterol for beverage and a             U.S.A., China, Japan,
plant sterol-dispersed beverage, of which particle size is     Europe, Australia, Brazil,      CholZero Drinks
nanometer-scale in dispersed beverage                             Singapore, Indonesia
------------------------------------------------------------  ------------------------------ ---------------------
Plant sterol-containing foods, and method for preparing          (Designation Due date)         CholZero foods
the same                                                               2004-09-20               except drinks
------------------------------------------------------------  ------------------------------ ---------------------
Mixing powder of plant sterol and amulsifier, and method         (Designation Due date)         EuChol Powder
for preparing the same                                                 2004-09-20
------------------------------------------------------------  ------------------------------ ---------------------
Chewing gum composition containing plant sterol for
decrease of blood cholesterol levels and prevention of           (Designation Due date)           Chol Zero
periodontal disease                                                    2004-08-01                Chewing Gum
------------------------------------------------------------  ------------------------------ ---------------------


Japan
------------------------------------------------------------  ------------------------------ ---------------------
                           Title                                         STATUTE                    Field

------------------------------------------------------------  ------------------------------ ---------------------
Method for dispersing plant sterol for beverage and a
plant sterol-dispersed beverage, of which particle size is        Registration Complete        CholZero Drinks
nanometer-scale in dispersed beverage
------------------------------------------------------------  ------------------------------ ---------------------

Date: Feb. 16, 2004
ADM-A patent list